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                                                                      Exhibit 11

                           STATER BROS. HOLDINGS INC.
                    Calculation of Earnings Per Common Share
                                   (Unaudited)
          (In thousands, except number of shares and per share amounts)



                                                      13 WEEKS ENDED                 26 WEEKS ENDED
                                                   ----------------------        ----------------------
                                                  MARCH 29,      MARCH 28,      MARCH 29,      MARCH 28,
                                                    1998           1999           1998           1999
                                                   -------        -------        -------        -------
Net income                                         $ 1,225        $ 3,736        $ 2,598        $ 6,023

Less preferred dividends                                --             --             --             --
                                                   -------        -------        -------        -------

Net income available to common shareholders        $ 1,225        $ 3,736        $ 2,598        $ 6,023
                                                   =======        =======        =======        =======

Earnings per common share                          $ 24.50        $ 74.72        $ 51.96        $120.46
                                                   =======        =======        =======        =======

Average common shares outstanding                   50,000         50,000         50,000         50,000
                                                   =======        =======        =======        =======

Common shares outstanding at end of period          50,000         50,000         50,000         50,000
                                                   =======        =======        =======        =======